Exhibit (h)(3)(ii)

June 30, 2014

Natixis Funds Trust II

Natixis Funds Trust IV

Loomis Sayles Funds I

Loomis Sayles Funds II

399 Boylston Street

Boston, MA 02116

Re: Reimbursement of Class N Transfer Agency Fees

Ladies and Gentlemen:

NGAM Advisors, L.P. notifies you that it will reimburse any and all transfer agency expenses for Class N shares for the following Funds during the periods indicated below:

Fund Name	Period Covered
AEW Real Estate Fund	July 1, 2014 – April 30, 2016
ASG Global Alternatives Fund	July 1, 2014 – April 30, 2016
Vaughan Nelson Value Opportunity Fund	July 1, 2014 – April 30, 2016
Loomis Sayles Bond Fund	July 1, 2014 – January 31, 2016
Loomis Sayles Growth Fund	July 1, 2014 – January 31, 2016
Loomis Sayles Investment Grade Bond Fund	July 1, 2014 – January 31, 2016

During the periods covered by this agreement, the expense reimbursement arrangement set forth above for each of the Funds may only be modified by a majority vote of the “non-interested” Trustees of the Trust affected

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on
Form N-1A for the Funds with the Securities and Exchange Commission, in accruing the Funds’ expenses for purposes of calculating each Fund’s net asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

NGAM ADVISORS, L.P.

By:	NGAM Distribution Corporation, its general partner

By:	/s/ Coleen Downs Dinneen
Coleen Downs Dinneen
Executive Vice President, General Counsel, Secretary and Clerk